Exhibit 99.1

FESTIVAL FUN PARKS, LLC AND PALACE FINANCE, INC. EXTEND THE EXPIRATION DATE OF THEIR TENDER OFFER FOR THEIR 10 7/8% SENIOR NOTES

NEWPORT BEACH, CALIFORNIA, January 31, 2008 — Festival Fun Parks, LLC and Palace Finance, Inc. (collectively, the “Companies”) are extending the tender offer expiration date for their previously announced cash tender offer for their 10 7/8% Senior Notes due 2014 (the “Notes”).  The tender offer, which was scheduled to expire at 12:01 a.m. New York City time on Thursday, January 31, 2008, now will expire at 12:01 a.m. New York City time on Friday, February 15, 2008, unless further extended or earlier terminated by the Companies.

As of the close of business on January 29, 2008, holders of approximately 99.96% of the aggregate principal amount of the Notes outstanding and not held by the Companies or any of their affiliates have tendered their Notes and delivered related consents pursuant to the tender offer and consent solicitation described in the Offer to Purchase and Consent Solicitation Statement dated December 20, 2007 (the “Offer to Purchase”).  Under the terms of the tender offer, the last day that holders of the Notes could have withdrawn tendered Notes and revoked delivered consents was Monday, January 7, 2008.  As a result, tendered Notes and delivered consents no longer may be withdrawn or revoked.  On January 9, 2008, the Companies announced that they had entered into a supplemental indenture with the guarantors party thereto and the trustee under the indenture relating to the amendments that had been approved as part of the consent solicitation.  The amendments set forth in the supplemental indenture will become operative when the tendered Notes are accepted for payment.

As described in the Offer to Purchase, the obligation of the Companies to accept for payment and purchase the Notes that are tendered and to pay for the related consents is conditioned on, among other things, obtaining sufficient financing to repurchase the Notes pursuant to the tender offer and the consent solicitation.  One of the conditions to the financing that has been arranged by the Companies is that the landlords under certain leases must provide waivers to the new lenders.  Not all of those waivers have been obtained.  The Companies expect that most or all of the waivers will be obtained, and that the financing condition will be satisfied within the next few weeks.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offer and consent solicitation is being made solely in the Offer to Purchase and the accompanying Consent and Letter of Transmittal.

The Companies have engaged Merrill Lynch & Co. to act as the dealer manager and solicitation agent for the tender offer and the consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Merrill Lynch toll-free at (888) 654-8637 or collect at (212) 449-4914.  Request for copies of the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and the consent solicitation, at (866) 952-2200.